Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
October 27, 2015

Media Contact:	Investor Contact:
Melanie Moir	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7395

Portland General Electric announces third quarter 2015 results

•	Financial and operating performance on track for 2015 and earnings guidance reaffirmed at $2.05 - $2.20 per share

•	Carty Generating Station on budget and scheduled to be in-service in the second quarter of 2016

•	Settlement reached on all issues in the 2016 general rate case

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $36 million, or 40 cents per diluted share, for the third quarter of 2015. This compares with net income of $39 million, or 47 cents per diluted share, for the third quarter of 2014.

“Although our financial results were lower quarter over quarter, we are on track to meet our revised 2015 financial targets, and I’m pleased with our solid operations and strong load growth supported by continued positive economic trends in Oregon,” said Jim Piro, president and chief executive officer. “We are reaffirming our full year earnings guidance of $2.05 - $2.20 per share.”

When compared to the prior year, earnings in the third quarter of 2015 were positively impacted by new generating resources (approx. $0.04 EPS), which were offset by increases in several miscellaneous operating and maintenance and other expenses (approx. $0.06 EPS). In addition, the company issued new shares of common stock in June 2015 and the timing of this issuance impacted quarter over quarter earnings per share by approximately $0.05. Average diluted shares increased from 80.2 million for the third quarter 2014 to 88.8 million for the third quarter 2015. The Company is increasing its full year weather adjusted load forecast from 1.5 percent to 2 percent due to continued strong load growth in the industrial sector.

Company Updates

Generation Project: Construction is proceeding on the Carty Generating Station, a 440 megawatt natural gas-fired baseload power plant near Boardman, Ore. The plant is scheduled to be placed into service during the second quarter of 2016 at an estimated cost of $450 million, excluding allowance for funds used during construction (AFDC). The 500 KV Grassland switchyard serving the site has been completed and construction on the plant is now approximately 70 percent complete.

Exhibit 99.1

2016 General Rate Case: During the third quarter of 2015, PGE, Oregon Public Utility Commission (OPUC) Staff and interveners reached an agreement that resolved all remaining matters in the general rate case, subject to OPUC approval. Parties have agreed to:

•	A capital structure of 50% debt and 50% equity;

•	A return on equity of 9.6%, down from the current authorized rate of 9.68%;

•	A cost of capital of 7.52%; and

•	An average rate base of $4.4 billion.

On October 1, 2015, PGE filed its latest power cost and retail load forecast updates. The net increase in annual revenue requirement as proposed in the Company’s initial filing and as revised consists of the following (in millions):

	As Filed February 12, 2015	Stipulations and Updates through July 15, 2015	Additional Stipulations and Updates through October 1, 2015	As Revised October 1, 2015
Carty	$83	$2	$(1)	$84
Base business cost*	$39	$(21)	$(33)	$(15)
Supplemental tariff updates	$(56)	$(6)	$6	$(56)
Annual revenue requirement, net	$66	$(25)	$(28)	$13
* The July reduction in base business revenue requirement includes various Operating and Maintenance and other cost adjustments ($11 million), lower net variable power costs (NVPC) ($7 million), and the Grassland switchyard moved from base business to Carty ($3 million). The additional stipulations and updates through October 1, 2015, include the August reduction in base business revenue requirement, which consists primarily of a lower return on equity than requested ($10 million), lower NVPC ($10 million), miscellaneous reductions ($4 million), and settlement on cost of capital and all other issues in the filing ($4 million), as well as reductions for the load forecast update ($3 million) and the power cost update ($2 million).

The net annual revenue requirement increase of $13 million, or 0.7%, will be effective in two phases. A $43 million decrease, representing a 2.4% decrease in customer prices effective January 1, 2016, will consist of a reduction in base business costs of $15 million and a decrease of $28 million related to the amortization of certain customer credits through supplemental tariffs. A $56 million annualized increase, representing a customer price increase of 3.1%, will be effective when Carty becomes operational, provided that occurs by July 31, 2016. The increase will consist of an $84 million annualized increase related to the cost recovery of Carty and a $28 million annualized decrease related to the amortization of certain customer credits through supplemental tariffs.

Updates to power costs and actual cost of debt, to be finalized in November 2015, may further change the amounts shown in the table above. Regulatory review of the 2016 GRC will continue, with a final order expected to be issued by the OPUC by December 2015.

Exhibit 99.1

Third quarter operating results

Earnings Reconciliation of Q3 2014 to Q3 2015
($ in millions, except EPS)	Pre-Tax Income	Net Income*	Diluted EPS
Reported Q3 2014	$54	$39	$0.47
Adjustment for change in share count			(0.05)
EPS After share count adjustment			0.42
Revenue Adjustments
Electric retail price and volume	12	7	0.08
Supplemental tariffs	(7)	(4)	(0.05)
Electric wholesale price and volume	(10)	(6)	(0.07)
Other revenue adjustments	(3)	(2)	(0.01)
Change in Revenue	(8)	(5)	(0.05)
Power Cost Adjustments
Average power cost	18	11	0.13
Purchased power and generating volume	3	2	0.02
Change in Power Costs	21	13	0.15
O&M Adjustments
Generation, transmission, distribution	(4)	(3)	(0.03)
Administrative and general	(5)	(3)	(0.03)
Change in O&M	(9)	(6)	(0.06)
Other Item Adjustments
Depreciation & amortization	—	—	—
Interest	(5)	(3)	(0.03)
AFDC equity**	(5)	(5)	(0.06)
Other Items	(4)	(2)	(0.03)
Adjustment for effective vs statutory tax rate		5	0.06
Change in Other Items	(14)	(5)	(0.06)
Reported Q3 2015	$44	$36	$0.40
* After tax adjustments based on PGE’s statutory tax rate of 39.5%
** Statutory tax rate applied only to AFDC debt

Retail revenues increased $5 million, or 1 percent, to $439 million for the third quarter of 2015 from $434 million for the third quarter of 2014. The increase consisted of:

•	A $10 million increase related to a 2.3 percent increase in average customer prices largely resulting from the 2015 general rate case; and

•
A $2 million increase related to a 0.6 percent higher volume of retail energy delivered in the third quarter of 2015 compared with the third quarter of 2014, with an increase in residential and industrial deliveries of 0.2 percent and 4.0 percent, respectively and a decrease in commercial deliveries of 0.9 percent; partially offset by

•
A $7 million decrease related to various supplemental tariff changes, including the return of $5 million to customers in the third quarter of 2015 of proceeds received in connection with the settlement of a legal matter related to the operation of the Independent Spent Fuel Storage Installation (ISFSI) at the Trojan nuclear power plant, which was closed in 1993 (offset in depreciation and amortization).

Net variable power costs (purchased power and fuel expense, net of wholesale revenues) decreased $11 million for the third quarter of 2015 compared with the third quarter of 2014, and consisted of the following:

•	An $18 million decrease related to a 9 percent decline in the average variable power cost per MWh; and

•	A $3 million decrease related to a 2 percent decline in total system load which included both retail and wholesale loads; partially offset by

•	A $10 million decrease in wholesale revenue, related to a 16 percent decrease in wholesale sales volume and a 12 percent decrease in wholesale prices.

Exhibit 99.1

For the third quarter of 2015, actual NVPC were $6 million above baseline NVPC included in the annual power cost update tariff (AUT), while NVPC for the third quarter of 2014 were above baseline NVPC included in the AUT by $5 million. Forecasted NVPC for 2015 are expected to be within the deadband of the power cost adjustment mechanism; accordingly, no estimated collection from, or refund to customers, has been recorded pursuant to the Power Cost Adjustment Mechanism.

Generation, transmission and distribution expense increased $4 million, or 7 percent, in the third quarter of 2015 compared with the third quarter of 2014 driven by $2 million higher operating and maintenance expenses in 2015, driven by the addition of Port Westward Unit 2 and Tucannon River, a $1 million write-off of inventory related to the Boardman biomass project and $1 million in unexpected repairs and maintenance in the third quarter of 2015, compared with the third quarter of 2014.

Administrative and other expense in the third quarter of 2015 was $5 million, or 9 percent, higher than in the third quarter of 2014 due to a combination of higher expenses for legal and environmental services, pension, information technology and other items.

Depreciation and amortization expense in the third quarter of 2015 was comparable to the third quarter of 2014. A $7 million increase resulting from capital additions were largely offset by $6 million in amortization of deferred regulatory liabilities for the Trojan spent fuel settlement and ISFSI tax credits. The reduction in expenses resulting from the amortization of the regulatory liabilities is offset by corresponding reductions in revenues.

Interest expense in the third quarter of 2015 was $5 million, or 22 percent, higher than in the third quarter of 2014, primarily due to $3 million lower allowance for borrowed funds used during construction. In December 2014, Port Westward Unit 2 and Tucannon River were placed into service resulting in a lower average construction work in process (CWIP) balance during 2015. Interest on long-term debt increased $2 million due to issuance of First Mortgage Bonds in the fourth quarter of 2014.

Other income, net in the third quarter of 2015 was $8 million lower than in the third quarter of 2014 driven by a $5 million decrease in the allowance for equity funds used during construction resulting from the lower average CWIP balance due to new plants being placed into service, $1 million lower earnings on the non-qualified benefit plan trust assets and other decreases of $2 million.

Income tax expense was $8 million in the third quarter of 2015 compared with $16 million in the third quarter of 2014. The decrease was largely due to lower pre-tax income and an increase in production tax credits for 2015 compared to 2014.

2015 earnings guidance

PGE is reaffirming its full-year 2015 earnings guidance of $2.05 - $2.20 per share, based on the following assumptions:

•	Annual weather adjusted load growth of approximately 2 percent;

•	Below average hydro conditions for the year;

•	Normal thermal plant and wind generation for the remainder of the year;

•	Depreciation and amortization expense between $300 and $310 million; and,

•	Capital expenditures of $580 million.

Third Quarter 2015 earnings call and web cast — October 27

PGE will host a conference call with financial analysts and investors on Tuesday, October 27, at 11 a.m. ET. The conference call will be webcast live on the PGE website at portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Tuesday, October 27 through Tuesday, November 4.

Exhibit 99.1

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 852,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.

POR-F
Source: Portland General Electric Company

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues, net	$476	$484	$1,399	$1,400
Operating expenses:
Purchased power and fuel	181	202	490	528
Generation, transmission and distribution	64	60	192	181
Administrative and other	59	54	179	164
Depreciation and amortization	76	76	227	224
Taxes other than income taxes	28	27	86	82
Total operating expenses	408	419	1,174	1,179
Income from operations	68	65	225	221
Interest expense (1)	28	23	86	71
Other income:
Allowance for equity funds used during construction	6	11	15	26
Miscellaneous income, net	(2)	1	—	1
Other income, net	4	12	15	27
Income before income tax expense	44	54	154	177
Income tax expense	8	16	33	46
Net income	36	38	$121	$131
Less: net loss attributable to noncontrolling interests	—	(1)	—	(1)
Net income attributable to Portland General Electric Company	$36	$39	$121	$132

Weighted-average shares outstanding (in thousands):
Basic	88,766	78,203	82,633	78,170
Diluted	88,766	80,225	82,633	79,977
Earnings per share:
Basic	$0.40	$0.48	$1.47	$1.67
Diluted	$0.40	$0.47	$1.47	$1.63
Dividends declared per common share	$0.300	$0.280	$0.880	$0.835

(1) Net of an allowance for borrowed funds used during construction of $3 million and $7 million in the three months ended September 30, 2015 and 2014, respectively, and $9 million and $15 million in the nine months ended September 30, 2015 and 2014, respectively.

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$92	$127
Accounts receivable, net	133	149
Unbilled revenues	72	93
Inventories	94	82
Regulatory assets—current	122	133
Other current assets	92	115
Total current assets	605	699
Electric utility plant, net	5,920	5,679
Regulatory assets—noncurrent	547	494
Nuclear decommissioning trust	40	90
Non-qualified benefit plan trust	33	32
Other noncurrent assets	52	48
Total assets	$7,197	$7,042

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$96	$156
Liabilities from price risk management activities - current	115	106
Current portion of long-term debt	—	375
Accrued expenses and other current liabilities	254	236
Total current liabilities	465	873
Long-term debt, net of current portion	2,204	2,126
Regulatory liabilities—noncurrent	939	906
Deferred income taxes	664	625
Unfunded status of pension and postretirement plans	246	237
Liabilities from price risk management activities—noncurrent	184	122
Asset retirement obligations	137	116
Non-qualified benefit plan liabilities	105	105
Other noncurrent liabilities	21	21
Total liabilities	4,965	5,131
Total equity	2,232	1,911
Total liabilities and equity	$7,197	$7,042

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$121	$131
Depreciation and amortization	227	224
Other non-cash income and expenses, net included in Net income	70	61
Changes in working capital	41	65
Proceeds received from legal settlement	—	6
Other, net	(20)	(14)
Net cash provided by operating activities	439	473
Cash flows from investing activities:
Capital expenditures	(452)	(824)
Distribution from Nuclear decommissioning trust	50	(6)
Sales tax refund received related to Tucannon River Wind Farm	23	—
Other, net	2	9
Net cash used in investing activities	(377)	(821)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	271	—
Repayment of long-term debt, net of issuances	(298)	404
Dividends paid	(70)	(66)
Net cash (used in) provided by financing activities	(97)	338
Decrease in cash and cash equivalents	(35)	(10)
Cash and cash equivalents, beginning of period	127	107
Cash and cash equivalents, end of period	$92	$97

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues (dollars in millions):
Retail:
Residential	$213	$208	$647	$653
Commercial	176	176	498	493
Industrial	59	59	172	164
Subtotal	448	443	1,317	1,310
Other retail revenues, net	(9)	(9)	(11)	(11)
Total retail revenues	439	434	1,306	1,299
Wholesale revenues	29	39	66	73
Other operating revenues	8	11	27	28
Total revenues	$476	$484	$1,399	$1,400

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,749	1,746	5,308	5,472
Commercial	1,862	1,872	5,246	5,198
Industrial	870	848	2,563	2,373
Total retail energy sales	4,481	4,466	13,117	13,043
Retail energy deliveries:
Commercial	145	154	401	423
Industrial	313	290	875	823
Total retail energy deliveries	458	444	1,276	1,246
Total retail energy sales and deliveries	4,939	4,910	14,393	14,289
Wholesale energy deliveries	836	999	1,954	1,892
Total energy sold and delivered	5,775	5,909	16,347	16,181

Number of retail customers at end of period:
Residential			744,172	736,289
Commercial			106,892	106,188
Industrial			197	203
Direct access			389	430
Total retail customers			851,650	843,110

Exhibit 99.1

	Heating Degree-days			Cooling Degree-days
	2015	2014	Average	2015	2014	Average
First quarter	1,481	1,891	1,864	—	—	—
Second quarter	513	530	713	207	57	70
Third quarter	76	18	85	573	579	383
Year-to-date	2,070	2,439	2,662	780	636	453
* — “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,445	1,479	2,656	3,079
Natural gas	1,702	1,282	3,356	2,273
Total thermal	3,147	2,761	6,012	5,352
Hydro	267	311	1,063	1,292
Wind	568	332	1,371	953
Total generation	3,982	3,404	8,446	7,597
Purchased power:
Term	527	916	3,403	4,698
Hydro	326	352	1,239	1,219
Wind	88	102	241	267
Spot	733	977	2,594	2,018
Total purchased power	1,674	2,347	7,477	8,202
Total system load	5,656	5,751	15,923	15,799
Less: wholesale sales	(836)	(999)	(1,954)	(1,892)
Retail load requirement	4,820	4,752	13,969	13,907